EXHIBIT 10.2

Limited Guaranty

This Limited Guaranty, dated as of July 2, 2017 (this “Guaranty”), is made by H.I.G. Middle Market LBO Fund II, L.P., a Delaware limited partnership (the “Guarantor”), in favor of NCI, Inc., a Delaware corporation (the “Guaranteed Party”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement (as defined below).

1. Limited Guaranty.

(a) In connection with the execution and delivery, as of the date hereof, of the Agreement and Plan of Merger, dated as of the date hereof, by and among Cloud Intermediate Holdings, LLC, a Delaware limited liability company (“Parent”), Cloud Merger Sub, Inc., a Delaware corporation (“Purchaser”) and the Guaranteed Party (as the same may be amended from time to time, the “Merger Agreement”), the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, the due and punctual payment, observance, performance, and discharge of the payment obligations of Parent with respect to (i) the Parent Termination Fee, (ii) monetary damages to the extent permitted by Section 7.3(d) of the Merger Agreement and (iii) any expense reimbursements or indemnification obligations that become payable pursuant to Section 5.12(h) of the Merger Agreement, (collectively, the “Obligations”); provided that the maximum aggregate liability of the Guarantor hereunder shall not exceed an amount equal to the sum of (A) the Parent Termination Fee, (B) monetary damages to the extent permitted by Section 7.3(d) of the Merger Agreement and (C) any expense reimbursements or indemnification obligations that become payable pursuant to Section 5.12(h) of the Merger Agreement, minus (D) any amount actually paid by Parent to the Guaranteed Party in respect of the Obligations, collectively in an aggregate amount not to exceed $21,698,000 (the “Cap”) and the Guaranteed Party hereby agrees that the Guarantor shall in no event be required to pay under, in respect of, or in connection with this Guaranty, more than the Cap. The Guaranteed Party hereby agrees that in no event shall the Guarantor be required to pay any amount to the Guaranteed Party or any other Person under, in respect of, or in connection with this Guaranty other than as expressly set forth herein.

(b) This Guaranty is an unconditional and continuing guaranty of payment and not of collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against Parent, Purchaser or any other Person or whether Parent, Purchaser or any other Person is joined in any such action or actions. In the event any payment to the Guaranteed Party in respect of any Obligation is rescinded or otherwise must be (and is) returned to the Guarantor for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligations as if such payment had not been made to the extent the Guarantor is in fact liable for such payment hereunder.

(c) All payments hereunder shall be made in lawful money of the United States, in immediately available funds.

2. Changes in Obligations; Certain Waivers. The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Obligations, and may also enter into any agreement with Parent, Purchaser or with any other Person interested in the transactions contemplated by the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of the Merger Agreement or of any agreement between the Guaranteed Party and Parent or any such other Person without in any way impairing or affecting the Guarantor’s Obligations under this Guaranty. The Guarantor agrees that the Obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by:

(a) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or any other Person interested in the transactions contemplated by the Merger Agreement;

(b) any change in the time, place or manner of payment of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with the Obligations;

(c) the addition, substitution or release of any Person interested in the transactions contemplated by the Merger Agreement;

(d) any change in the corporate existence, structure or ownership of Parent or any other Person interested in the transactions contemplated by the Merger Agreement;

(e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or any other Person interested in the transactions contemplated by the Merger Agreement;

(f) any change in the applicable Laws in any jurisdiction; or

(g) the adequacy of any other means the Guaranteed Party may have of obtaining payment of the Obligations.

To the fullest extent permitted by applicable Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Law that would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Guaranty and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest (but specifically excluding notices to be provided to Parent and its counsel in accordance with the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of the assets of Parent or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than fraud or willful misconduct by the Guaranteed Party, defenses to the payment of the Obligations that are available to Parent under the Merger Agreement or a material breach by the Guaranteed Party of this Guaranty). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guaranty are knowingly made in contemplation of such benefits.

The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Equity Commitment Letter delivered to Parent by the Guarantor (the “Equity Commitment Letter”) or the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any Guarantor Affiliate (as defined below), except for (1) claims against the Guarantor under the Equity Commitment Letter, solely to the extent permitted by Section 8.8(b) of the Merger Agreement and the Equity Commitment Letter, seeking specific performance of the Equity Commitment Letter (subject to the limitations set forth therein and in the Merger Agreement), (2) claims against the Guarantor under this Guaranty (subject to the limitations herein), or (3) any claim by the Guaranteed Party against Parent or Purchaser to the extent permitted under the Merger Agreement (collectively, the “Permitted Claims”), and the Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceeding asserting that this Guaranty is illegal, invalid or unenforceable in accordance with its terms.

Notwithstanding any other provision of this Guaranty, the Guaranteed Party hereby agrees that (i) the Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by the Guarantor under this Guaranty or any claim, set-off, deduction, defense or release that Parent could assert against the Guaranteed Party under the terms of, or with respect to, the Merger Agreement (including, without limitation, any such claim or defense that any Obligations are not then required to be due and payable by Parent pursuant to the terms and conditions of Article VII of the Merger Agreement and subject to the limitations on liability set forth therein and in Section 8.8(b) of the Merger Agreement) and (ii) to the extent Parent is relieved of all or any portion of the Obligations under the Merger Agreement, the Guarantor shall likewise automatically and without any further action on the part of any person be relieved of its obligations under this Guaranty.

3. No Waiver; Cumulative Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Subject to the limitations set forth herein, each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against Parent, Purchaser or any other Person liable for the Obligations prior to proceeding against the Guarantor hereunder. Notwithstanding anything in this Guaranty to the contrary, nothing in this Guaranty shall limit or impair the Guaranteed Party’s rights under the Merger Agreement.

4. Representations and Warranties. The Guarantor hereby represents and warrants that:

(a) the Guarantor is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and it has all necessary power and authority to execute, deliver and perform this Guaranty;

(b) the execution, delivery and performance of this Guaranty have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s organizational documents or any applicable Law or contractual restriction binding on the Guarantor or its assets, and this Guaranty has been duly executed and delivered by the Guarantor;

(c) this Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law);

(d) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Body necessary for the due execution, delivery and performance of this Guaranty by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Body is required in connection with the execution, delivery or performance of this Guaranty; and

(e) the Guarantor has the financial capacity to pay and perform its obligations under this Guaranty, and all funds necessary for the Guarantor to fulfill the Obligations shall be available to the Guarantor for so long as this Guaranty shall remain in effect in accordance with Section 7.

The Guarantor acknowledges that the Guaranteed Party has specifically relied on the accuracy of the representations and warranties contained in this Section 4 in entering into the Merger Agreement.

5. Assignment. Neither the Guarantor, on the one hand, nor the Guaranteed Party, on the other hand, may assign its respective rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Guaranteed Party or the Guarantor, as the case may be.

6. Notices. All notices and other communications between the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by facsimile or email (in each case in this clause (d), solely if receipt is confirmed), addressed as follows:

If to the Guarantor, to:

H.I.G. Middle Market LBO Fund II, L.P.

c/o H.I.G. Middle Market, LLC

600 Fifth Avenue

24th Floor

New York, New York 10020

Attention: Jeff Kelly and Vivek Jain

Email: jkelly@higcapital.com and vjain@hig.capital.com

Facsimile: (212) 506-0559

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

33rd Floor

Chicago, Illinois 60654

Attention: Jeffrey Seifman, P.C., Tana M. Ryan and Robert Goedert

Email: jeffrey.seifman@kirkland.com, tryan@kirkland.com

and rgoedert@kirkland.com

Facsimile: (312) 862-2200, (213) 680-8149 and (312) 862-2200

All notices to the Guaranteed Party shall be delivered in a written notice delivered to the Guaranteed Party in accordance with the Merger Agreement.

7. Continuing Guaranty. Unless terminated pursuant to this Section 7, this Guaranty shall remain in full force and effect and shall be binding on the Guarantor, its respective successors and permitted assigns until the Obligations have been paid, observed, performed or satisfied in full, at which time this Guaranty shall immediately and automatically terminate and the Guarantor shall have no further obligations under this Guaranty. Notwithstanding the foregoing, this Guaranty shall terminate automatically and the Guarantor shall have no further obligations under this Guaranty immediately as of the earliest to occur of (a) the Closing, (b) payment in full to the Guaranteed Party or its Affiliates of the Obligations, (c) termination of the Merger Agreement in accordance with its terms in any circumstances other than pursuant to which Parent would be obligated to make a payment of the Obligations and (d) the date that is 90 days after the termination of the Merger Agreement in accordance with its terms in any circumstances pursuant to which Parent would be obligated to make a payment in respect of the Obligations (any such termination, a “Qualifying Termination”), unless prior to the 90th day after a Qualifying Termination, the Guaranteed Party shall have commenced a suit, action or other proceeding against Parent alleging payment of any Obligations due and owing or against the Guarantor that amounts are due and owing from the Guarantor pursuant to Section 1 hereof (a “Qualifying Suit”); provided that if a Qualifying Termination has occurred and a Qualifying Suit is filed prior to the 90th day after a Qualifying Termination, the Guarantor shall have no further liability or obligation under this Guaranty from and after the earliest of (w) the Closing, (x) a final, non-appealable resolution of such Qualifying Suit determining that either Parent does not owe any Obligations or that the Guarantor does not owe any amount pursuant to Section 1 hereof, (y) a written agreement among the Guarantor and the Guaranteed Party terminating the Obligations, and (z) satisfaction of the Obligations by the Guarantor or Parent. Notwithstanding

the foregoing, in the event that the Guaranteed Party or any of its respective Affiliates, equityholders or agents assert in any action that (A) the provisions of Section 1 limiting the Guarantor’s liability with respect to the Obligations to the Cap or the provisions of this Section 7 or Section 8 are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantor or any Guarantor Affiliate with respect to the transactions contemplated by the Merger Agreement or (B) asserting, filing or otherwise commencing, directly or indirectly, any lawsuit or other legal proceeding asserting a claim under, or action against, any Guarantor Affiliate in connection with this Guaranty, the Equity Commitment Letter, the Merger Agreement, the Debt Commitment Letter or any transaction contemplated hereby or thereby or otherwise relating hereto or thereto, in each case other than any Permitted Claim, then (A) the obligations of the Guarantor under this Guaranty shall terminate ab initio and be null and void, (B) if the Guarantor has previously made any payments under this Guaranty, it shall be entitled to recover such payments, and (C) neither the Guarantor nor any Guarantor Affiliate shall have any liability to the Guaranteed Party or any of its Affiliates with respect to the transactions contemplated by the Merger Agreement or under this Guaranty.

8. No Recourse. The Guaranteed Party acknowledges the separate corporate existence of Parent and that, as of the date hereof, Parent’s sole assets (if any) are a de minimis amount of cash, and that no additional funds are expected to be contributed to Parent unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Guaranty or any document or instrument delivered contemporaneously herewith, by its acceptance of the benefits of this Guaranty, the Guaranteed Party acknowledges and agrees that it will not seek, has no rights of recovery against, and no personal liability shall attach to, any former, current or future director, officer, employee, direct or indirect equityholder, controlling person, general or limited partner, manager, member, stockholder, Affiliate, agent, successor or assign of the Guarantor (not including Parent, each a “Guarantor Affiliate” and collectively, the “Guarantor Affiliates”), through Parent, the Guarantor or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any Guarantor Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except for (i) its rights to recover from the Guarantor (but not any Guarantor Affiliate) under, and to the extent provided in, this Guaranty and (ii) the right of the Guaranteed Party to seek specific performance of the obligations of Parent pursuant to the terms of Section 8.8(b) of the Merger Agreement and the Equity Commitment Letter. Notwithstanding anything to the contrary herein, with the exception of the rights set forth in clause (ii) immediately above, recourse against the Guarantor under this Guaranty shall be the sole and exclusive remedy of the Guaranteed Party and its Affiliates against the Guarantor in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, this Guaranty or the transactions contemplated thereby or hereby. Nothing set forth in this Guaranty shall affect or be construed to affect any liability of Parent to the Guaranteed Party or shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Guarantor as expressly set forth herein. This Section 8 shall survive the termination of this Guaranty.

9. Governing Law; Jurisdiction and Forum. This Guaranty and all claims or causes of action of any kind (whether in contract or tort) that may be based upon, arise out of or relate to this Guaranty, or the negotiation, execution or performance of this Guaranty shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law principle that would require or permit the application of the laws of another jurisdiction. Any action arising out of or relating to this Guaranty may be brought in the Chancery Court of the State of Delaware and, in the absence of such jurisdiction, the United States District Court for the District of Delaware, and each of the parties irrevocably and unconditionally submits to the exclusive jurisdiction of such courts in any such action, agrees to take any and all future action necessary to submit to the jurisdiction of such courts, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action shall be heard and determined only in any such court and agrees not to bring any action arising out of or relating to this Guaranty or any transaction contemplated hereby in any other court.

10. Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER AMONG THEM RELATING TO THIS GUARANTY OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11. Severability. Any term or provision of this Guaranty that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided that this Guaranty may not be enforced without giving effect to the Cap with respect to the Obligations provided in Section 1 hereof and to the provisions of Section 7, Section 8 and the final paragraph of Section 2 hereof. No party hereto shall assert, and each party shall cause its respective Affiliates, members, securityholders and representatives not to assert, that this Guaranty or any part hereof is invalid, illegal or unenforceable.

12. Confidentiality. This Guaranty shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the execution and delivery of the Merger Agreement. This Guaranty may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor and the Guaranteed Party; provided that no such written consent shall be required (and the Guarantor, the Guaranteed Party and their respective Affiliates shall be free to release such information) for disclosures to such Person’s respective members, limited partners, securityholders and representatives, so long as such Persons agree to keep such information confidential on terms substantially identical to the terms contained in this Section 12 or are otherwise bound by a contractual, legal or fiduciary obligation to keep such information confidential; further provided, that the Guarantor and the Guaranteed Party may disclose this Guaranty to the extent required by Law, the applicable rules of any national securities exchange or required or requested by the SEC.

13. Equity Commitment Letter and Debt Commitment Letter. The Guaranteed Party hereby acknowledges that it has received fully executed copies of the Equity Commitment Letter and the Debt Commitment Letter and acknowledges and agrees that, except as expressly and to the extent provided in Section 3 of the Equity Commitment Letter and subject to all of the terms, conditions and limitations herein and therein, nothing contained herein or therein shall entitle the Guaranteed Party or any of its Affiliates to (a) enforce specifically the Equity Commitment Letter or the Debt Commitment Letter or (b) otherwise have any rights as a third party beneficiary or otherwise against the Guarantor or any other person under the Equity Commitment Letter or the Debt Commitment Letter.

14. Counterparts; Electronic Execution. This Guaranty may be executed in counterparts all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Guaranty by telefacsimile or other electronic means of transmission (e.g., a “PDF”) shall be equally as effective as delivery of an original executed counterpart of this Guaranty.

15. Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

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IN WITNESS WHEREOF, the parties have executed this Limited Guaranty as of the date first written above.

H.I.G. MIDDLE MARKET LBO FUND II, L.P.

By:	H.I.G. Middle Market Advisors II, LLC
Its:	General Partner

By:	H.I.G.-GP II, Inc.
Its:	Manager

By:	/s/ Richard Siegel
Name: Richard Siegel
Title: Authorized Signatory

[Signature Page - Limited Guaranty]

IN WITNESS WHEREOF, the parties have executed this Limited Guaranty as of the date first written above.

NCI, INC.

By:	/s/ Paul Dillahay
Name: Paul Dillahay
Title: Chief Executive Officer

[Signature Page - Limited Guaranty]